Exhibit 99.2

Safeguard Scientifics, Inc.
Transaction Bonus Plan

Section 1. Purpose

The Safeguard Scientifics, Inc. Transaction Bonus Plan is established to provide incentives to certain employees of the Company to enhance stockholder value. In connection with the Board’s strategic plan as approved by the Board in its meeting on January 16, 2018 (the “Strategic Plan”), the Plan is designed to promote the interests of the Company and its stockholders by providing an additional incentive to employees to maximize the value of the Company’s business in connection with the Strategic Plan.

Section 2. Definitions

When used in this Plan, unless the context otherwise requires, the following terms shall have the meanings set forth next to such terms:

(a)               “Award” shall mean the contingent right of a Participant to receive a payment under the Plan from the Bonus Pool, subject to the terms and conditions of the Plan and an Award Agreement.

(b)               “Award Agreement” shall mean a written agreement entered into between the Company and a Participant in connection with an Award (including any notice of an Award executed and delivered by the Company to a Participant and which is countersigned or acknowledged by such Participant).

(c)               “Board” shall mean the Board of Directors of the Company or a committee designated by the Board of Directors of the Company.

(d)               “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.

(e)               “Company” shall mean Safeguard Scientifics, Inc., a Pennsylvania corporation, and its affiliates.

(f)                “Continuous Service” shall mean the uninterrupted provision of services to the Company as an employee or director, as applicable. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company as an employee, or (iii) any change in status as long as the individual remains in the service of the Company, as an employee or director, as applicable (except as otherwise specifically provided in the Award Agreement). An approved leave of absence shall include, without limitation, sick leave, military leave, vacation (pursuant to Company policy) or any other personal leave authorized by the Company.

(g)               “Effective Date” shall mean April 6, 2018.

(h)               “Participant” shall mean an employee or director of the Company who has been granted an Award under the Plan.

(i)                 “Plan” shall mean the Safeguard Scientifics, Inc. Transaction Bonus Plan, as it may be amended or supplemented from time to time.

(j)                 “Sale Transaction(s)” shall mean a sale of the assets of the Company in connection with the Strategic Plan of the Company. The Board shall have the sole and absolute discretion to determine whether a Sale Transaction has occurred.

(k)               “Transaction Consideration” shall mean, in connection with a Sale Transaction, (A) the gross value of all cash, securities and other property paid directly or indirectly by an acquiror to the Company and the amount of all indebtedness of the Company assumed by the acquiror, directly or indirectly, in connection with the Sale Transaction, minus (B) the sum of (i) all payments reasonably estimated by the Board to be due from the Company as a result of the Sale Transaction and (ii) the amount of commissions, fees and expenses payable to the Company’s investment bankers and the amount of fees and expenses payable to the Company’s professional advisors in connection with the Sale Transaction. For purposes of Transaction Consideration, cash, securities, and other property shall not be considered paid to the Company unless and until the cash, securities, and other property have been received by the Company.

Section 3. Plan Administration

The Plan shall be administered by the Board. The Board shall have such powers and authority as may be necessary or appropriate for the Board to carry out its functions as described herein, including, but not limited to, (i) complete authority to interpret and administer the Plan, any Awards granted under the Plan and any Award Agreements evidencing Awards granted under the Plan, (ii) exercise all of the powers granted to it under the Plan, (iii) construe, interpret and implement the Plan and any Award Agreements, (iv) prescribe, amend and rescind rules and regulations relating to the Plan and any Award Agreements, including rules governing its own operations, (v) make all determinations necessary or advisable in administering the Plan and any Award Agreements, (vi) correct any defect, supply any omission and reconcile any inconsistency in the Plan or in any Award Agreements, (vii) amend the Plan and any Award Agreements to reflect changes in applicable law, (viii) delegate such powers and authority to such person as it deems appropriate with respect to the Plan and any Award Agreements, and (ix) waive any conditions under any Awards (including any such conditions contained in any Award Agreements). The determination of the Board on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive. No member of the Board or Board shall be liable for any action or determination made by the Board with respect to the Plan, any Award Agreement or any Award.

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Section 4. Grant of Awards and Bonus Pool

(a)               Eligibility and Award Amounts. All current employees of the Company are eligible for Awards under the Plan, provided that they remain in Continuous Service through July 31, 2018. The Board, in its sole discretion, shall determine the Participants to whom Awards are granted under the Plan, and the amounts of the Awards, if any, in accordance with the terms of the Plan.

(b)               Bonus Pool. At the Board’s sole and absolute discretion and in connection with the Sale Transaction, the Company may, but shall have no obligation to, provide a bonus pool in the amount of (i) 0.5% of Transaction Consideration if the Transaction Consideration is between $[The confidential material contained herein has been omitted and has been separately filed with the Commission] million and $[The confidential material contained herein has been omitted and has been separately filed with the Commission] million, or (ii) 1% of Transaction Consideration if the Transaction Consideration is greater than $[The confidential material contained herein has been omitted and has been separately filed with the Commission] million, determined on an aggregate basis after each Sale Transaction (the “Bonus Pool”); provided, however, that no Bonus Pool shall be created if the total Transaction Consideration from all Sale Transaction is less than $[The confidential material contained herein has been omitted and has been separately filed with the Commission] million. The Board shall have the sole authority to allocate the Bonus Pool among Participants and determine what amounts of the Bonus Pool, if any, will be paid to Participants in connection with Awards. Upon completion of the Strategic Plan, unallocated amounts of the Bonus Pool, if any, shall be used at the discretion of the Board. For the avoidance of doubt, the Company shall have no obligation to create or fund a bonus pool or make any Awards under the Plan, regardless of the amount of Transaction Consideration.

For the purposes of the determination of Transaction Consideration, the value of any securities or other property shall be determined by the Board in its sole discretion as follows: (i) the value of securities that are freely tradeable in an established public market will be determined on the basis of the average closing market price on the last five trading days immediately prior to the closing of the Sale Transaction and (ii) the value of securities that are not freely tradeable or have no established public market shall be the fair market value thereof, as reasonably determined by the Board. If the consideration in connection with any Sale Transaction may be increased by any contingent payments related to future events, the amount of the Bonus Pool will be determined based on the Board’s good faith estimate of the net present value of any contingent payments.

(c)               Payment and Form of Payment. Payments in connection with Awards (subject to applicable tax withholding) shall made in accordance with applicable law and at certain dates determined by the Board in its sole discretion. Each payment of an Award hereunder may, in the discretion of the Board, be made either (i) in cash and non-cash consideration as received by the stockholders of the Company relating to the Transaction Consideration, or (ii) solely in cash equal to the amount of cash consideration and the fair market value, as determined in good faith by the Board, of any non-cash consideration received by the stockholders of the Company relating to the Transaction Consideration.

(d)               Additional Payment Conditions. A Participant shall not be eligible to receive payments pursuant to his or her Award, if any, unless the Participant has signed and returned to the Company the Award Agreement (or related acknowledgement) in the time period specified in such Award Agreement.

Section 5. Forfeiture

Except as otherwise provided in any Award Agreement, if a Participant’s Continuous Service is terminated at any time for any reason, the Participant shall forfeit any and all interest in any Awards held by the Participant to the extent the Participant’s Awards have not already been paid to the Participant; provided, however, that the Board, in its sole and absolute discretion, may make a payment in connection with an Award upon a Participant’s termination of Continuous Service.

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Section 6. Unfunded Status

All amounts that become payable pursuant to this Plan shall remain general obligations of the Company. All payments made pursuant to this Plan shall come from the general assets of the Company. The payment of any amount is not secured by any specific assets of the Company. No Participant shall be entitled to or have any rights of a stockholder of the Company with respect to any Award granted under this Plan.

Section 7. General Rules Applicable to Awards

All Awards shall be subject to the following:

(a)               All payments with respect to an Award shall be subject to all applicable laws, rules and regulations and to such approvals by government agencies as may be required.

(b)               The Company shall have the right to withhold from payment made under any Awards any federal, state or local taxes as required by law to be withheld with respect to such Awards. Any such taxes are the sole responsibility of the Participant and the Participant shall have no right to indemnification for any or all taxes owed in connection with payment under such Awards.

(c)               No Award, or any rights thereunder or thereto, may be assigned, transferred or in any other way alienated (or be subject to garnishment, attachment, execution or levy of any kind) by a Participant other than by will or by the laws of descent and distribution.

(d)               Where the day on or by which anything is to be done is not a business day, it shall be done on or by the first business day thereafter.

Section 8. General Provisions

(a)               No Right to Continuous Service. Nothing contained in this Plan shall confer upon any Participant the right to continue in Continuous Service, or affect any rights which the Company may have to terminate the Participant’s Continuous Service for any reason at any time.

(b)               Non-Uniform Determinations. The Board’s determinations of Awards under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Board shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Awards, as to the person to receive Awards under the Plan.

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(c)               Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in this Plan shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(d)               Governing Law. This Plan, any Award hereunder, any Award Agreement and any conflicts arising hereunder or thereunder or related hereto or thereto shall be governed by, and construed under, the laws of the State of Pennsylvania, all rights and remedies being governed by said laws, regardless of the laws that might otherwise govern under applicable principles, to the fullest extent permitted by law, of conflicts of laws.

(e)               Confidentiality. Each Participant agrees to maintain in confidence and not disclose the terms of this Plan, any Award Agreement or any Award granted hereunder (except to such Participant’s immediate family and his or her professional advisors).

(f)                Severability; Entire Agreement. In the event any provision of this Plan or any Award Agreement shall be held illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions of this Plan or any Award Agreement (as applicable) and such illegal, invalid or unenforceable provision shall be deemed modified as if the illegal, invalid or unenforceable provisions had not been included. The Plan and any Award Agreement contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof.

(g)               No Third-Party Beneficiaries. Except as expressly provided therein, none of the Plan, any Award or any Award Agreement shall confer on any person other than the Company and the applicable Participant any rights or remedies thereunder.

(h)               Freedom of Action.

(i)                 Nothing contained in the Plan or any Award Agreement shall be construed to prevent the Company from taking any corporate or other action, including, but not limited to, any recapitalization, reorganization, merger, consolidation, dissolution or sale, that is deemed by the Company whether or not such action would have an adverse effect on the Plan or any Awards thereunder. Any solicitation, negotiation or closing of a Sale Transaction shall be subject to the sole and absolute discretion of the Company and there shall be no liability on the part of the Company if a Sale Transaction is not consummated for any reason. The Company shall determine in its sole discretion whether to effect or consummate a Sale Transaction and no Participant shall have any rights to (x) require the Company to enter into a Sale Transaction, (y) question the price, timing or form of consideration in connection with a Sale Transaction or otherwise object to any Sale Transaction or (z) object to any third party to a Sale Transaction.

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(i)                 Section 409A. It is the intention of the Board that all payments and benefits under this Plan shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Code, to the extent applicable. Any ambiguity in this Plan shall be interpreted to comply with the foregoing. Each amount payable pursuant to this Plan shall be deemed to be a separate payment for purposes of Section 409A of the Code. For all purposes under the Plan, if and to the extent required to avoid any violation of Section 409A of the Code, any iteration of the word “termination” (e.g., “terminated”) with respect to a Participant’s employment or service, shall mean a separation from service within the meaning of Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor any of its affiliates shall be liable to, and each Participant shall be solely liable and responsible for, any taxes (or penalties) that may be imposed on the Participant under Section 409A of the Code with respect to the Participant’s receipt of any Award and payment thereunder.

(j)                 Amendment of the Plan. The Board may from time to time suspend, discontinue, terminate, revise or amend (i) the Plan in any respect whatsoever and (ii) any Award Agreement.

(k)               Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of the Company, its subsidiaries and their successors and assigns.

(l)                 Effectiveness of the Plan. This Plan shall be deemed effective as of the Effective Date.

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